Exhibit 10.6

From: Lehman Brothers Inc., acting as Agent

Lehman Brothers OTC Derivatives Inc., acting as Principal

Attention: Transaction Management Group

Telephone: (212) 526-9986

Facsimile:  (646) 885-9546

November 29, 2007

To: Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, PA 19087

Attention: Frank Pici

Vice President & CFO

Telephone No.: (610) 687-3126

Facsimile No.:  (610) 687-3688

Re:	Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Penn Virginia Corporation (“Company”) to Lehman Brothers OTC Derivatives Inc. (“Dealer”) represented by Lehman Brothers Inc. (“Agent”) as its agent, on the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for this Transaction. This Confirmation is sent on behalf of both Dealer and Agent. Dealer is not a member of the Securities Investor Protection Corporation.

This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. This Transaction shall be deemed to be a Share Option Transaction within the meaning set forth in the Equity Definitions.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Company had executed an agreement in such form (but without any Schedule and with the elections and modifications specified in Section 10 hereof) on the Trade Date. In the event of any inconsistency between provisions of that Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 29, 2007

Effective Date:

December 5, 2007

Warrants:	Equity call warrants, each giving the holder the right to purchase one Share at the Strike Price, subject to the Settlement Terms set forth below. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.

Warrant Style:	European

Seller:	Company

Buyer:	Dealer

Shares:	The common stock of Company, par value USD 0.01 per Share (Exchange symbol “PVA”)

Number of Warrants:	779,220, subject to adjustment as provided herein.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD 74.25

Premium:	USD 3,558,375.00 (Premium per Warrant USD 4.5666)

Premium Payment Date:	Effective Date

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:

Expiration Time:	The Valuation Time

Expiration Date(s):	Each Scheduled Trading Day during the period from and including the First Expiration Date and to and including the 50th Scheduled Trading Day following the First Expiration Date shall be an “Expiration Date” for a number of Warrants equal to the Daily Number of Warrants on such date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day, the Calculation Agent shall make adjustments, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such day shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date; provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under this Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and the Calculation Agent shall determine its good faith estimate of the fair value for the Shares as of the Valuation Time on that eighth Scheduled Trading Day, as the Calculation Agent shall determine using commercially reasonable means.

First Expiration Date:	February 15, 2013 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.

Daily Number of Warrants:	For any Expiration Date, the Number of Warrants that have not expired or been exercised as of such day, divided by the remaining number of Expiration Dates (including such day), rounded down to the nearest whole number, subject to adjustment pursuant to the provisos to “Expiration Date(s)”.

Automatic Exercise:	Applicable; and means that a number of Warrants for each Expiration Date equal to the Daily Number of Warrants (as adjusted pursuant to the terms hereof) for such Expiration Date will be deemed to be automatically exercised; provided that “In-the-Money” means that the Relevant Price for such Expiration Date exceeds the Strike Price for such Expiration Date; and provided further that all references in Section 3.4(b) of the Equity Definitions to “Physical Settlement” shall be read as references to “Net Share Settlement”.

Market Disruption Event:	Section 6.3(a)(ii) of the Equity Definitions is hereby amended by replacing clause (ii) in its entirety with “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) the phrase “; in each case that the Calculation Agent determines is material.”

Valuation:

Valuation Time:	Scheduled Closing Time.

Valuation Date:	Each Exercise Date.

Settlement Terms:

Settlement Method:	Net Share Settlement.

Net Share Settlement:	On the relevant Settlement Date, Company shall deliver to Dealer the Share Delivery Quantity of Shares for such Settlement Date to the account specified hereto free of payment through the Clearance System.

Share Delivery Quantity:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date in respect of such Settlement Date, rounded down to the nearest whole number plus any Fractional Share Amount.

Net Share Settlement Amount:	For any Settlement Date, an amount equal to the product of (i) the Number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for such Settlement Date and (iii) the Warrant Entitlement.

Settlement Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PVA.N <equity> AQR” (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on such Valuation Date (or if such volume-weighted average price is unavailable, the market value of one Share on such Valuation Date, as determined by the Calculation Agent using a volume weighted method to the extent reasonably practicable). Notwithstanding the foregoing, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Daily Number of Warrants, as described above, then the Settlement Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Settlement Date(s):	As determined in reference to Section 9.4 of the Equity Definitions, subject to Section 9(k)(i) hereof.

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled.” “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to that Warrant.

Representation and Agreement:	The Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Company is the issuer of the Shares.

3. Additional Terms applicable to the Transaction:

Adjustments applicable to the Warrants:

Method of Adjustment:	Calculation Agent Adjustment. For the avoidance of doubt, in making any adjustments under Section 11.2(c) of the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants and the Warrant Entitlement. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed solely by Section 9(f) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions.

Extraordinary Events applicable to the Transaction:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequence of Merger Events:

Merger Event:	Applicable

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment (Calculation Agent Determination).

Consequence of Tender Offers:

Tender Offer:	Applicable; provided however that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(h)(ii)(A) of this Confirmation, Dealer may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or Section 9(h)(ii)(A) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions shall be amended by deleting “(X)” and “, or (Y) it will incur a materially increased cost in performing its obligations under such Transaction (including, without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position)”.

Failure to Deliver:	Not Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	50 basis points

Hedging Party:	Dealer for all applicable Additional Disruption Events

Determining Party:	Dealer for all applicable Extraordinary Events

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent:	Dealer. The Calculation Agent will provide Company with reasonable detail concerning its calculations hereunder (including any assumptions used in making such calculations) upon request.

5. Account Details:

(a)	Account for payments to Company:

SunTrust Bank

Johnson City, TN

ABA# 061000104

Acct: Penn Virginia Corporation

Acct No.: 0005724767

Account for delivery of Shares from Company:

To be provided

(b)	Account for payments to Dealer:

To be provided by Dealer.

Account for delivery of Shares from Dealer:

To be provided by Dealer.

6. Offices:

The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.

The Office of Dealer for the Transaction is: New York

Lehman Brothers OTC Derivatives Inc.

745 Seventh Avenue

New York, New York 10019

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Company:

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, PA 19087

Attention: Frank Pici, Vice President & CFO

Telephone No.: (610) 687-8900

Facsimile No.:  (610) 687-3688

with a copy to:

Penn Virginia Corporation

Three Radnor Corporate Center, Suite 300

100 Matsonford Road

Radnor, PA 19087

Attention: Nancy Snyder, Executive Vice President & General Counsel

Telephone No.: (610) 687-8900

Facsimile No.:  (610) 687-3688

(b)	Address for notices or communications to Dealer:

Dealer notice information to follow:

To:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
745 Seventh Avenue
New York, New York 10019
Attn:	Transaction Management Group
Telephone No.:	(212) 526-9986
Facsimile No.:	(646) 885-9546

with a copy:

To:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
745 Seventh Avenue
New York, New York 10019
Attn:	Steve Roti – US Equity Linked
Telephone No.:	(212) 526-0055
Facsimile No.:	(917) 552-0561

8. Representations and Warranties of Company

In addition to the representations contained in the Agreement, the representations and warranties of Company set forth in Section 3 of the Underwriting Agreement (the “Underwriting Agreement”) dated as of November 29, 2007 among Company and J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Capital Markets LLC as representatives of the underwriters party thereto, are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Company hereby further represents and warrants to Dealer that:

(a)	The Shares of Company initially issuable upon exercise of the Warrant by the net share settlement method (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(b)	Company is not and will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(c)	Company is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”)) because one or more of the following is true:

Company is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)	Company has total assets in excess of USD 10,000,000;

(B)	the obligations of Company hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	Company has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of Company’s business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by Company in the conduct of Company’s business.

(d)	Company is not entering into this Transaction ‘on the basis of’ material nonpublic information about the Company within the meaning of Rule 10b5-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

9. Other Provisions:

(a)	Opinions. Company shall deliver to Dealer an opinion of counsel, dated as of the Effective Date, with respect to the matters set forth in paragraphs (i), (ii), (iii) (but not with respect to applicable law) of Section 3(a) of the Agreement and in Section 8(a) of this Confirmation.

(b)

Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 8% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Company fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, then Company agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages, judgments, liabilities joint or several and expenses (including reasonable attorney’s fees), to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Parties for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Party as a result of Company’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Party shall promptly notify Company in writing, and Company, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others Company may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Party. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Company shall, in lieu of indemnifying such Indemnified Party hereunder, contribute to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Company will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Company) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Company. The remedies provided in this paragraph (c) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Party at law or in equity. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(c)	Reserved.

(d)	No Manipulation. Company is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)

Transfer or Assignment. Company may not transfer any of its rights or obligations under this Transaction without the prior written consent of Dealer. Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under this Transaction to any third party or to any affiliate of Dealer whose obligations are guaranteed by Lehman Brothers Holdings Inc. by a Guarantee in a form attached hereto in Exhibit A. If after Dealer’s commercially reasonable efforts, Dealer is unable to effect such a transfer or assignment on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer of a sufficient number of Warrants to reduce (i) Dealer’s “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and rules promulgated thereunder) to 7.5% or less of Company’s outstanding Shares or (ii) the quotient of (x) the product of (a) the Number of Warrants and (b) the Warrant Entitlement divided by (y) the number of Company’s outstanding Shares (such quotient expressed as a percentage, the “Warrant Equity Percentage”) to 14.0% or less, Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of this Transaction, such that (i) its “beneficial ownership” following such partial termination will be equal to approximately 7.5% or (ii) the Warrant Equity Percentage following such partial termination will be equal to approximately 14.0%. In the event that Dealer so designates an Early Termination Date with respect to a portion of this Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Warrants equal to the Terminated Portion, (ii) Company shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence). Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.

(f)	Dividends. If at any time during the period from but excluding the Trade Date, to and including the Expiration Date, (i) an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend differs from the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a cash dividend occurs with respect to the Shares in any quarterly dividend period of Company, then the Calculation Agent will adjust any of the Strike Price, Number of Warrants and/or Daily Number of Warrants to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean for any calendar quarter, USD 0.05625 for the first cash dividend or distribution on the Shares for which the Ex-Dividend Date falls within such calendar quarter, and zero for any subsequent dividend or distribution on the Shares for which the Ex-Dividend Date falls within the same calendar quarter.

(g)	Role of Agent. Agent will be responsible for (A) effecting this Transaction, (B) issuing all required confirmations and statements to Dealer and Company, (C) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Company, receiving, delivering, and safeguarding Company’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

i.	Agent is acting in connection with this Transaction solely in its capacity as Agent for Dealer and Company pursuant to instructions from Dealer and Company. Agent shall have no responsibility or personal liability to Dealer or Company arising from any failure by Dealer or Company to pay or perform any obligations hereunder, or to monitor or enforce compliance by Dealer or Company with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of Dealer and Company agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

ii.	Any and all notices, demands, or communications of any kind relating to this Transaction between Dealer and Company shall be transmitted exclusively through Agent at the following address:

Lehman Brothers Inc., acting as Agent

Lehman Brothers OTC Derivatives Inc., acting as Principal

745 Seventh Avenue

New York, New York 10019

Attn: Transaction Management Group

Telephone No.: (212) 526-9986

Facsimile No.:  (646) 885-9546

iii.	The date and time of the Transaction evidenced hereby will be furnished by the Agent to Dealer and Company upon written request.

iv.	The Agent will furnish to Company upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

v.	Dealer and Company each represents and agrees (A) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(h)	Additional Provisions.

(i) Amendments to the Equity Definitions:

(A) Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(B) Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(x) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y) (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other.”

(ii) Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to this Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (2) Company shall be deemed the sole Affected Party and the Transaction shall be deemed the sole Affected Transaction:

(A) A “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, or subsidiaries of the Company or employee benefit plans of the Company or any of its subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of the Company representing more than 50% of the voting power of such common equity and (x) such person or group files a Schedule 13D, Schedule 13G, Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (y) the Company otherwise knows or has reason to know of any such person or group, in any case, other than pursuant to a transaction that would otherwise be subject to clause (B) below but for the proviso thereto.

(B) Consummation of (A) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of the Company pursuant to which the Shares will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its subsidiaries, taken as a whole, to any person other than one of the Company’s subsidiaries; provided, however, that any such share exchange, consolidation or merger will not be an Additional Termination Event if holders of common equity of the Company immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of the common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event.

(C) Continuing Directors (as defined below) cease to constitute at least a majority of the board of directors of the Company.

(D) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

(E) Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal, to hedge its obligations pursuant to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer).

Clause (ii)(B) above will not be deemed to have occurred, however, if 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares, in connection with the transaction or transactions qualifying under such clause consists of shares of common stock traded on a national securities exchange or which will be so traded or quoted when issued or exchanged in connection with such transaction or transactions (these securities being referred to as “publicly traded securities”).

“Continuing Director” means a director who either was a member of the board of directors of the Company on the Trade Date or who becomes a director of the Company subsequent to such date and whose election, appointment or nomination for election by the stockholders of the Company is duly approved by a majority of the Continuing Directors on the board of directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire board of directors of the Company in which such individual is named as nominee for director.

(i)	Netting and Set-off. Each of Company and Dealer shall not net or set-off its obligations under the Transaction, if any, against its rights against the other party under any other transaction or instrument. Section 6(f) of the Agreement shall not apply.

(j)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If, in respect of this Transaction, an amount is payable by Company to Dealer, (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions (except in the event of an Insolvency, Nationalization, Tender Offer or Merger Event in which the consideration or proceeds to be paid to holders of shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party, other than an Event of Default of the type described in (x) Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or (y) a Termination Event of the type described in Section 5(b) of the Agreement, in the case of both (x) and (y), resulting from an event or events outside Company’s control) (a “Payment Obligation”), Company shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. New York local time on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable; provided that if Company does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right to require Company to satisfy its Payment Obligation by the Share Termination Alternative. Notwithstanding the foregoing, Company’s or Dealer’s right to elect satisfaction of a Payment Obligation in the Share Termination Alternative as set forth in this clause shall only apply to Transactions under this Confirmation.

Share Termination Alternative:	If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, subject to paragraph (k)(i) below, in satisfaction, subject to paragraph (k)(ii) below, of the Payment Obligation in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. The Calculation Agent shall notify Company of such Share Termination Unit Price at the time of notification of the Payment Obligation. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in paragraph (k)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in paragraph (k)(ii) below, the Share Termination Unit Price shall be the

Settlement Price on the Merger Date, the Announcement Date (in the case of a Nationalization, Insolvency or Delisting) or the Early Termination Date, as applicable.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event. If such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to this Transaction means that Share Termination Alternative is applicable to this Transaction.

(k)	Registration/Private Placement Procedures. If, in the reasonable opinion of Dealer, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such Shares or Share Termination Delivery Property being “restricted securities”, as such term is defined in Rule 144 under the Securities Act, or as a result of the sale of such Shares or Share Termination Delivery Property being subject to paragraph (c) of Rule 145 under the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the First Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates which election shall be applicable to all Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.

(i)	If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Dealer. In the case of a Private Placement Settlement, Dealer shall determine the appropriate commercially reasonable discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (l) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder; provided that in no event shall such number be greater than 2,340,000 (the “Maximum Amount”). Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to paragraph (l) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).

In the event Company shall not have delivered the full number of Restricted Shares otherwise applicable as a result of the proviso above relating to the Maximum Amount (such deficit, the “Deficit Restricted Shares”), Company shall be continually obligated to deliver, from time to time until the full number of Deficit Restricted Shares have been delivered pursuant to this paragraph, Restricted Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Company additionally authorizes any unissued Shares that are not reserved for other transactions. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Restricted Shares to be delivered) and promptly deliver such Restricted Shares thereafter.

In the event of a Private Placement Settlement, the Net Share Settlement Amount or the Payment Obligation, respectively, shall be deemed to be the Net Share Settlement Amount or the Payment Obligation, respectively, plus an additional amount (determined from time to time by the Calculation Agent in its commercially reasonable judgment) attributable to interest that would be earned on such Net Share Settlement Amount or the Payment Obligation, respectively, (increased on a daily basis to reflect the accrual of such interest and reduced from time to time by the amount of net proceeds received by Dealer as provided herein) at a rate equal to the open Federal Funds Rate plus the Spread for the period from, and including, such Settlement Date or the date on which the Payment Obligation is due, respectively, to, but excluding, the related date on which all the Restricted Shares have been sold and calculated on an Actual/360 basis. The foregoing provision shall be without prejudice to Dealer’s rights under the Agreement (including, without limitation, Sections 5 and 6 thereof).

As used in this Section, “Spread” means, with respect to any Net Share Settlement Amount or Payment Obligation, respectively, the credit spread over the applicable overnight rate that would be imposed if Dealer were to extend credit to Company in an amount equal to such Net Share Settlement Amount, all as determined by the Calculation Agent using its commercially reasonable judgment as of the related Settlement Date or the date on which the Payment Obligation is due, respectively. Commercial reasonableness shall take into consideration all factors deemed relevant by the Calculation Agent, which are expected to include, among other things, the credit quality of Company (and any relevant affiliates) in the then-prevailing market and the credit spread of similar companies in the relevant industry and other companies having a substantially similar credit quality.

(ii)	If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, underwriting discounts (if applicable), commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements, all reasonably acceptable to Dealer. If Dealer, in its sole reasonable discretion, is not satisfied with such procedures and documentation Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) any Settlement Date in the case of an exercise of Warrants prior to the First Expiration Date pursuant to Section 2 above, (y) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to paragraph (l) above or (z) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the earliest of (i) the Exchange Business Day on which Dealer completes the sale of all Restricted Shares or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above), (ii) the date upon which all Restricted Shares have been sold or transferred pursuant to Rule 144 (or similar provisions then in force) or Rule 145(d)(1) or (2) (or any similar provision then in force) under the Securities Act and (iii) the date upon which all Restricted Shares may be sold or transferred by a non-affiliate pursuant to Rule 144(k) (or any similar provision then in force) or Rule 145(d)(3) (or any similar provision then in force) under the Securities Act. If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Amount.

(iii)	Without limiting the generality of the foregoing, Company agrees that any Restricted Shares delivered to Dealer, as purchaser of such Restricted Shares, (i) may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed after any Settlement Date for such Restricted Shares, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon delivery by Dealer (or such affiliate of Dealer) to Company or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.

(l)	Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Dealer may not exercise any Warrant hereunder or be entitled to take delivery of any Shares deliverable hereunder, and Automatic Exercise shall not apply with respect to any Warrant hereunder, to the extent (but only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder, Lehman Brothers Holdings Inc. would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) in excess of 8.0% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, Lehman Brothers Holdings Inc. would directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, Lehman Brothers Holdings Inc. would not directly or indirectly so beneficially own in excess of 8.0% of the outstanding Shares.

(m)

Share Deliveries. Company acknowledges and agrees that, to the extent the holder of this Warrant is not then an affiliate and has not been an affiliate for 90 days (it being understood that Dealer will not be considered an affiliate under this paragraph solely by reason of its receipt of Shares pursuant to this Transaction), and otherwise satisfies all holding period and other requirements of Rule 144 of the Securities Act applicable to it, any delivery of Shares or Share Termination Delivery Property hereunder at any time after 2 years from the Trade Date shall be eligible for resale under Rule 144(k) of the Securities Act and Company agrees to promptly remove, or cause the transfer agent for such Shares or Share Termination Delivery Property, to remove, any legends referring to any restrictions on resale under the Securities Act from the Shares or Share Termination Delivery Property. Company further agrees, for any delivery of Shares or Share Termination Delivery Property hereunder at any time after 1 year from the Trade Date but within 2 years of the Trade Date, to the extent the holder of this Warrant then satisfies the holding period and other requirements of Rule 144 of the Securities Act, to promptly remove, or cause the transfer agent for such Restricted Share to remove, any legends referring to any such restrictions or requirements from such Restricted Shares. Such Restricted Shares will be de-legended upon delivery by Dealer (or such affiliate of Dealer) to Company or such transfer agent of customary seller’s and broker’s representation letters in connection with resales of restricted securities pursuant to Rule 144 of the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Company further agrees that any delivery of Shares or Share Termination Delivery Property prior to the date that is 1 year from the Trade Date, may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary. Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, including Rule 144(k) as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.

(n)	Governing Law. New York law (without reference to choice of law doctrine).

(o)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(p)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.

(q)	Maximum Share Delivery. Notwithstanding any other provision of this Confirmation or the Agreement, in no event will Company be required to deliver more than the Maximum Amount of Shares in the aggregate to Dealer in connection with this Transaction, subject to the provisions regarding Deficit Restricted Shares

(r)	Right to Extend. Dealer may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(s)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Company’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Company’s bankruptcy to any claim arising as a result of a breach by Company of any of its obligations under this Confirmation or the Agreement.

(t)

Securities Contract; Swap Agreement. The parties hereto intend for: (a) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code; (b) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code; and (c) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(u)	Regulatory Provisions. Company represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement.

10. ISDA Master Agreement:

With respect to the Agreement, Company and Dealer agree as follows:

PART 1

TERMINATION PROVISIONS

(a)	“Specified Entity” means in relation to Dealer for the purpose of:

Section 5(a)(v) (Default under Specified Transaction):	Not Applicable

Section 5(a)(vi) (Cross Default):	Not Applicable

Section 5(a)(vii) (Bankruptcy):	Not Applicable

Section 5(b)(v) (Credit Event upon Merger):	Not Applicable

and in relation to Company for the purpose of:

Section 5(a)(v) (Default under Specified Transaction):	Not Applicable

Section 5(a)(vi) (Cross Default)	Not Applicable

Section 5(a)(vii) (Bankruptcy)	Not Applicable

Section 5(b)(v) (Credit Event upon Merger):	Not Applicable

(b)	Section 5(a)(v) (Default under Specified Transaction) will not apply to Dealer or Company.

(c)	The “Cross-Default” provisions of Section 5(a)(vi) will not apply to Dealer and will not apply to Company.

(d)	The “Automatic Early Termination” provision of Section 6(a) will not apply to Dealer or Company.

(e)	Force Majeure Event. Notwithstanding anything to the contrary contained in the Agreement, Section 5(b)(ii) of the Agreement shall not apply and, for the avoidance of doubt, a Force Majeure Event shall not constitute a Termination Event with respect to Company or Dealer.

(f)	“Termination Currency” means United States Dollars.

(g)	Failure to Pay or Deliver Event of Default. Section 5(a)(i) of the Agreement is hereby amended by changing the word “first” wherever it appears therein to “third”.

PART 3

AGREEMENT TO DELIVER DOCUMENTS

For the purpose of Section 4(a)(i) and (ii) of the Agreement, each party agrees to deliver the following documents, as applicable:

(a)	Tax forms, documents or certificates to be delivered are: none

(b)	Other Documents to be delivered are: not applicable

PART 4

MISCELLANEOUS

(a)	Offices. The provisions of Section 10(a) will apply to the Agreement.

(b)	Governing Law. The Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine.

(c)	Deduction or Withholding for Tax. So long as Issuer is organized under the laws of the United States or any State thereof, the provisions of Section 2(d)(i)(4) of the Agreement shall not apply to the Transaction.

(d)	Credit Support Document. Details of any Credit Support Documents: In relation to Dealer: the Guarantee attached hereto in Exhibit A; and in relation to Counterparty: none.

(e)	Credit Support Provider. With respect to Dealer: Lehman Brothers Holdings Inc.; and with respect to Counterparty: not applicable.

THE SECURITIES REPRESENTED BY THIS CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Please confirm your agreement with the foregoing by executing this Confirmation and returning it to us at facsimile number 646-885-9546, Attention: Documentation.

Yours sincerely,		Confirmed as of the date first above written:
Lehman Brothers OTC Derivatives Inc.		Penn Virginia Corporation

By:	/s/ Anatoly Kozlov	By:	/s/ Nancy M. Snyder
Name:	Anatoly Kozlov	Name:	Nancy M. Snyder
Title:	Authorized Signatory	Title:	Executive Vice President, General Counsel and Corporate Secretary

Execution time will be furnished upon Company’s written request.

EXHIBIT A

GUARANTEE

GUARANTEE OF LEHMAN BROTHERS HOLDINGS INC.

LEHMAN BROTHERS OTC DERIVATIVES INC. (“Party A”) and PENN VIRGINIA CORPORATION (“Party B”) have entered into a Confirmation dated as of November 29, 2007 (the “Confirmation”) which evidences a transaction entered into between Party A and Party B (the “Transaction”), which Confirmation supplements, forms part of, and will be read and construed as one with, the ISDA Master Agreement referred to therein (the Confirmation, the Transaction and the ISDA Master Agreement referred to therein, in each case, as the same may from time to time be amended, modified, supplemented or restated, are collectively referred to herein as the “Agreement”). This Guarantee is a Credit Support Document as contemplated in the Agreement. For value received, and in consideration of the financial accommodation accorded to Party A by Party B under the Agreement, LEHMAN BROTHERS HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (“Guarantor”), hereby agrees to the following:

(a) Guarantor hereby unconditionally and irrevocably (subject to the provisions herein) guarantees to Party B the due and punctual payment of all amounts payable by Party A in connection with the Agreement when and as Party A’s obligations thereunder shall become due and payable in accordance with the terms of the Agreement (whether at maturity, by acceleration or otherwise). Guarantor hereby agrees, upon written demand by Party B, to pay or cause to be paid any such amounts punctually when and as the same shall become due and payable.

(b) Guarantor hereby agrees that its obligations under this Guarantee constitute a continuing guarantee of payment when due and not of collection.

(c) Guarantor hereby agrees that its obligations under this Guarantee shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of any obligation of Party A under the Agreement, the absence of any action to enforce Party A’s obligations under the Agreement, the existence of any collateral or other guaranty, any waiver or consent by Party B with respect to any provisions thereof, the entry by Party A and Party B into any amendments to the Agreement, additional Transactions under the Agreement or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (excluding the defense of payment or statute of limitations, neither of which is waived), provided, however, that Guarantor shall be entitled to exercise any right that Party A could have exercised under the Agreement to cure any default in respect of its obligations under the Agreement or to setoff, counterclaim or withhold payment with respect to any Event of Default or Potential Event of Default, but only to the extent such right is provided to Party A under the Agreement.

(d) This Guarantee may be terminated by Guarantor upon prior written notice to Party B; provided that, notwithstanding such termination, such termination shall not affect Guarantor’s liability hereunder as to, and this Guarantee shall remain in full force and effect with respect to all, obligations incurred or arising out of Transactions entered into prior to the termination hereof, including, for the avoidance of doubt, the Confirmation and the Transaction evidenced thereby.

(e) Guarantor further agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligation or interest thereon is rescinded or must otherwise be restored by Party B upon an Event of Default as set forth in Section 5(a)(vii) of the Master Agreement affecting Party A or Guarantor.

(f) Guarantor hereby waives (i) promptness, diligence, presentment, demand of payment, protest, order and, except as set forth in paragraph (a) hereof, notice of any kind in connection with the Agreement and this Guarantee, or (ii) any requirement that Party B exhaust any right to take any action against Party A or any other person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee.

(g) Guarantor shall have no right of subrogation with respect to any payments made under this Guarantee until all obligations of the Guaranteed Party under the Agreement are indefeasibly paid in full.

(h) Guarantor represents and warrants (which representations and warranties shall be deemed to have been made by Guarantor on the date of each Transaction) that:

i. Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware;

ii. Guarantor has the legal capacity and the legal right to execute and deliver this Guarantee and to perform Guarantor’s obligations hereunder;

iii. no consent or authorization of, filing with, or other act by or in respect of, any governmental authority and no consent of any other person (including, without limitation, any creditor of Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee;

iv. this Guarantee has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws; and

v. the execution, delivery and performance of this Guarantee will not violate any provision of the certificate of incorporation, by laws or other organizational documents of Guarantor, or any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon Guarantor or any of its property or to which Guarantor or any of its property is subject.

(i) Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j) No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege, and no waiver by Party B of any right or remedy hereunder on any one occasion shall be construed as a bar to any right or remedy which Party B would otherwise have on any future occasion. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

(k) If any term, provision, covenant, or condition of this Guarantee, or the application thereof to any party or circumstance, shall be held to be illegal, invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants and conditions hereof shall continue in full force and effect as if this Guarantee had been executed with the illegal, invalid or unenforceable portion eliminated, so long as this Guarantee as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Guarantee and the deletion of such portion of this Guarantee will not substantially impair the respective benefits or expectations of the parties to this Guarantee.

(l) Guarantor shall reimburse Party B on demand for all costs, expenses and charges (including, without limitation, reasonable fees and charges of legal counsel) incurred by Party B in connection with the enforcement of, and the protection of its rights under, this Guarantee.

(m) No amendment or waiver of any provision of this Guarantee, nor consent to any departure by Party B therefrom, shall be effective unless it is in writing and signed by Party B, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(n) This Guarantee is and shall be in every particular available to the successors and assigns of Party B and is and shall always be fully binding upon the legal representatives, successors and assigns of Guarantor, notwithstanding that some or all of the monies, the repayment of which this Guarantee applies, may be actually paid after any bankruptcy, receivership, reorganization or other event affecting either Party A or Guarantor. Guarantor may not assign its obligations nor delegate its rights under this Guarantee without the prior written consent of Party B, and any purported assignment or delegation absent such consent is void.

(o) This Guarantee alone sets forth the entire understanding of Guarantor and Party B relating to the guarantee of the obligations guaranteed hereby and constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral and written, relating to the subject matter hereof.

(p) Delivery of an executed signature page of this Guarantee by telecopy shall be effective as delivery of a manually executed signature page of this Guarantee.

(q) This Guarantee shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. All capitalized terms not defined in this Guarantee, but defined in the Agreement, shall have the meanings assigned thereto in the Agreement.

IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed by its duly authorized officer as of the date of the Agreement.

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ James J. Killerlane III
Name:	James J. Killerlane III
Title:	Vice President

Date:	December 3, 2007